EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Danka Business Systems PLC:

We consent to the incorporation by reference in the registration statements (Nos. 33-75468, 33-75474, 333-18615, 333-89837, 333-83936, 333-83938, 333-87042, 333-100933, 333-118768) on Form S-8, and (Nos. 33-95898, 33-94596 and 333-08455) on Form S-3 of Danka Business Systems PLC of our report dated June 9, 2003, except as to Note 18 which is as of June 13, 2004 and Note 1 and Note 7, , which is as of June 14, 2005 with respect to the consolidated statements of operations, shareholders’ equity (deficit) and accumulated other comprehensive losses, and cash flows of Danka Business Systems PLC and subsidiaries, for the period ended March 31, 2003, and the related financial statement schedule, which reports are included herein.

/s/ KPMG LLP

KPMG Audit Plc

Chartered Accountants

Registered Auditor

London, England

June 14, 2005